Exhibit 99.1

Forward Air Corporation Announces Appointment of Three New Independent Directors

     GREENEVILLE, Tenn.--(BUSINESS WIRE)--April 12, 2004--Forward Air Corporation (Nasdaq/NM:FWRD), a leading high-service-level contractor to the air cargo industry providing time-definite ground transportation services in the United States and Canada, today announced that Richard W. Hanselman, C. John Langley, Jr. and B. Clyde Preslar, have been appointed as non-management directors. The Company's Board now consists of nine members, seven of whom are non-management directors.
     Mr. Hanselman has been a director of ArvinMeritor, Inc., a global supplier of a broad range of systems, modules and components to the motor vehicle industry, since July 2000. He was a director of Arvin Industries, Inc. from 1983 until its merger with ArvinMeritor, Inc. Mr. Hanselman was the non-executive chairman of the board of Health Net, Inc., a managed care provider, from May 1999 until December 2003, and he continues to serve as a director. He also served as a director of predecessor corporations of Health Net, Inc. Mr. Hanselman is an Honorary Trustee of the Committee for Economic Development.
     Dr. Langley is The Logistics Institute Professor of Supply Chain Management and a member of the faculty of the School of Industrial and Systems Engineering at the Georgia Institute of Technology. He serves as Director of Supply Chain Executive Programs at Georgia Tech and as Executive Director of the Supply Chain Executive Forum. Prior to his September 2001 appointment with Georgia Tech, he served as a Professor at the University of Tennessee where most recently he was the Dove Distinguished Professor of Logistics and Transportation. Dr. Langley is a director of UTi Worldwide Inc. and Averitt Express, Inc.
     Mr. Preslar has served as chief financial officer and vice president of Lance, Inc., a snack food company, since April 1996. He also has been secretary of Lance, Inc. since 2002. Mr. Preslar was director of finance while at Black & Decker Corporation from July 1989 until April 1996. He also was with RJR Nabisco from 1978 to 1989 where his last position was director of investor relations. Mr. Preslar is a director of Standard Commercial Corporation.
     Bruce A. Campbell, President and CEO of the Company, commented, "We are very pleased with the strengths and depth of experience that these gentlemen bring to our Board of Directors. With these latest appointments, our Board is now comprised of a majority of independent directors. Moreover, there are no management directors on our Audit, Nominating or Compensation Committees. We feel the composition of our Board and committee membership demonstrate Forward Air's commitment to good corporate governance and enhanced shareholder value."

     Forward Air operates what it believes is the largest and most comprehensive network of surface transportation of deferred airfreight. The Company provides scheduled surface transportation through an expansive network of 80 terminals located on or near major airports in the United States and Canada. The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional airfreight or when air transportation is not economical.

     This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.


     CONTACT: Forward Air Corporation, Greeneville
              Andrew Clarke, 423-636-7000
              www.forwardair.com